Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2021 Second Quarter Financial Results

-- 11.1% Net Revenue Growth, Driven by a 16.1% Increase in Home Care Revenue --

New Prague, Minnesota – February 9, 2021 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended December 31, 2020 (“Q2 FY 2021”).

Q2 FY 2021 Highlights

●	Net revenue increased 11.1% to $9.5 million, compared to $8.5 million during the three months ended December 31, 2019 (“Q2 FY 2020”), driven by a 16.1% increase in home care revenue.

●	Gross profit percentage increased to 79.2% of net revenue, compared to 78.1% in Q2 FY 2020, primarily due to a higher mix of home care revenue and a favorable mix of Medicare within home care.

●	Net income equaled $1.2 million, or $0.13 per diluted share, compared to $1.2 million, or $0.14 per diluted share, in Q2 FY 2020, and reflects increased strategic investments in both R&D and SG&A.

●	Cash as of December 31, 2020 was $11.7 million, benefiting from $669,000 in operating cash flow in Q2 FY 2021.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “In the second quarter we continued to adapt successfully to healthcare system disruption caused by the COVID-19 pandemic. Our strong execution of a hybrid virtual and face-to-face selling approach combined with the ability for prescribers to more easily provide care via the provisional CMS waiver drove a 16.1% increase in home care revenue compared to the prior year period. The home care success more than offset the ongoing challenges to the other markets of our business negatively impacted by the pandemic, most clearly seen in the year over year decline in the institutional market. However, compared to the first quarter of our current fiscal year our business benefited from increased face-to-face interaction between patients and physicians and improved access to clinics for our sales staff.”

Ms. Skarvan concluded, “We are encouraged by this quarter’s strong financial results and pleased with our sales team’s execution and ability to adapt to ever changing conditions in the market due to the COVID-19 pandemic. While we continue to operate within the constraints of a pandemic, we are cautiously optimistic about our prospects for continued revenue growth in the second half of fiscal 2021. Against this backdrop, we continue to fund strategic investments for our long-term growth, including research and development on our next generation device for HFCWO therapy and expanding our direct-to-patient marketing to increase awareness of bronchiectasis and SmartVest® as an effective treatment. During this pandemic, our priority continues to be the health, safety and well-being of our teammates, clinicians and patients, while executing on our strategy to gain greater share of the large, underpenetrated bronchiectasis market. We are well positioned to succeed given our strong balance sheet, excellent cash flow profile and differentiated SmartVest® Airway Clearance System.”

Q2 FY 2021 Review

Net revenue in Q2 FY 2021 increased 11.1% to $9.5 million, from $8.5 million in Q2 FY 2020. Home care revenue increased 16.1% to $8.9 million in Q2 FY 2021 from $7.7 million in Q2 FY 2020. Field sales employees totaled 45, of which 38 were direct sales, at the end of Q2 FY 2021, compared to 40 at the end of Q2 FY 2020, of which 34 were direct sales. Institutional revenue decreased 37.4% to $309,000 from $494,000 in Q2 FY 2020, primarily due to a decrease in the volume of devices and disposable wraps sold due to COVID-19’s continued impact on hospital purchasing activity. Home care distributor revenue increased 13.7% to $149,000 from $131,000 in Q2 FY 2020. International revenue decreased 46.6% to $135,000 from $253,000 in Q2 FY 2020.

Gross profit in Q2 FY 2021 totaled $7.5 million, or 79.2% of net revenue, compared to $6.7 million, or 78.1% of net revenue, in Q2 FY 2020. The increase in gross profit percentage was primarily due to a higher mix of home care revenue and a favorable mix of Medicare within home care.

Selling, general and administrative (“SG&A”) expenses in Q2 FY 2021 increased 9.5% to $5.4 million from $5.0 million in Q2 FY 2020. The increase in SG&A spending was primarily due to increased payroll and compensation-related expenses associated with higher incentive payments on stronger home care revenue and higher average sales and marketing headcount, as well as increased direct-to-consumer marketing expenses, partially offset by lower travel, meals and entertainment expenses. As a percentage of revenue, SG&A expenses were 57.2%, compared to 58.1% in Q2 FY 2020. Research and development expenses increased to $507,000 from $143,000 in Q2 FY 2020, primarily due to the development of a next generation platform. As a percentage of revenue, R&D expenses were 5.3% compared to 1.7% in Q2 FY 2020.

Net income before income taxes totaled $1.6 million in Q2 FY 2021, compared to $1.6 million in Q2 FY 2020, and reflects increased strategic investments in both R&D and SG&A.

Net income was $1.2 million, or $0.13 per diluted share, compared to $1.2 million, or $0.14 per diluted share, in Q2 FY 2020. In Q2 FY 2021, income tax expense totaled $389,000, compared to an income tax expense of $419,000 in the same period of the prior year.

Year-to-Date FY 2021 Summary

For the six months ended December 31, 2020, net revenue grew 3.9% to $17.5 million, from $16.8 million in the same period of fiscal 2020. The revenue increase was primarily due to growth in our home care market, partially offset by lower institutional revenue. Gross profit percentage was 78.1%, compared to 77.3% in the prior fiscal year period. The gross margin percentage increase was primarily due to a higher mix of home care revenue and a favorable mix of Medicare within home care. Net income was approximately $1.7 million, or $0.19 per diluted share, compared to approximately $2.2 million, or $0.25 per diluted share, in the first six months of fiscal 2020. The net income decrease was primarily due to increased strategic investments in R&D and SG&A.

Financial Condition

The Company’s balance sheet at December 31, 2020 included cash of $11.7 million, accounts receivable of $15.4 million, no debt, working capital of $27.4 million, and shareholders’ equity of $32.3 million.

Conference Call

Management will host a conference call on Tuesday, February 9, 2021 at 4:00 pm CT (5:00 pm ET) to discuss Q2 FY 2021 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/43323/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, makes, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “believe,” “intend,” “may,” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the Home Care distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Mike MacCourt, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2020	June 30, 2020
	(Unaudited)
Assets
Current Assets
Cash	$11,742,115	$10,479,150
Accounts receivable (net of allowances for doubtful accounts of $45,000)	15,395,124	12,940,677
Contract assets	696,993	902,619
Inventories, net	2,603,495	3,084,620
Prepaid expenses and other current assets	381,763	353,318
Income tax receivable	76,271	262,155
Total current assets	30,895,761	28,022,539
Property and equipment, net	3,583,374	3,788,469
Finite-life intangible assets, net	622,697	598,389
Other assets	43,792	80,166
Deferred income taxes	678,000	755,000
Total assets	$35,823,624	$33,244,563

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$40,455	$72,328
Accounts payable	722,905	555,510
Accrued compensation	1,823,742	1,404,497
Warranty reserve	770,000	740,000
Other accrued liabilities	128,859	214,045
Total current liabilities	3,485,961	2,986,380
Other long-term liabilities	3,929	8,868
Total liabilities	3,489,890	2,995,248

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,635,045 and 8,567,834 shares issued and outstanding, respectively	86,350	85,678
Additional paid-in capital	16,825,192	16,480,134
Retained earnings	15,422,192	13,683,503
Total shareholders’ equity	32,333,734	30,249,315
Total liabilities and shareholders’ equity	$35,823,624	$33,244,563

Electromed, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2020	2019	2020	2019

Net revenues	$9,496,073	$8,546,942	$17,500,245	$16,849,440
Cost of revenues	1,970,830	1,871,434	3,826,780	3,831,584
Gross profit	7,525,243	6,675,508	13,673,465	13,017,856

Operating expenses
Selling, general and administrative	5,435,025	4,965,053	10,439,205	9,859,858
Research and development	507,497	143,477	988,556	242,414
Total operating expenses	5,942,522	5,108,530	11,427,761	10,102,272
Operating income	1,582,721	1,566,978	2,245,704	2,915,584
Interest income, net	9,706	37,078	18,985	77,028
Net income before income taxes	1,592,427	1,604,056	2,264,689	2,992,612

Income tax expense	389,000	419,000	526,000	793,000
Net income	$1,203,427	$1,185,056	$1,738,689	$2,199,612

Income per share:
Basic	$0.14	$0.14	$0.20	$0.26
Diluted	$0.13	$0.14	$0.19	$0.25

Weighted-average common shares outstanding:
Basic	8,570,313	8,390,125	8,560,590	8,384,807
Diluted	8,924,861	8,759,143	8,926,182	8,698,168

Electromed, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Six Months Ended December 31,
	2020	2019
Cash Flows From Operating Activities
Net income	$1,738,689	$2,199,612
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	250,489	318,982
Amortization of finite-life intangible assets	65,074	60,219
Share-based compensation expense	429,776	444,258
Deferred income taxes	77,000	18,000
Loss on disposal of property and equipment	—	1,294
Changes in operating assets and liabilities:
Accounts receivable	(2,454,447)	41,822
Contract assets	205,626	(194,963)
Inventories	490,430	(19,448)
Prepaid expenses and other assets	7,929	76,213
Income tax receivable	185,884	(206,489)
Income tax payable	—	(288,511)
Accounts payable and accrued liabilities	494,429	(427,390)
Net cash provided by operating activities	1,490,879	2,023,599

Cash Flows From Investing Activities
Expenditures for property and equipment	(53,778)	(669,842)
Expenditures for finite-life intangible assets	(90,090)	(30,899)
Net cash used in investing activities	(143,868)	(700,741)

Cash Flows From Financing Activities

Issuance of common stock upon exercise of options	45,669	75,936
Taxes paid on net share settlement of stock option exercises	(129,715)	—
Net cash provided by (used in) financing activities	(84,046)	75,936
Net increase in cash	1,262,965	1,398,794
Cash
Beginning of period	10,479,150	7,807,928
End of period	$11,742,115	$9,206,722